Exhibit 10.3

AGREEMENT OF PURCHASE AND SALE
(2600 and 2620 Trade Centre Avenue, Longmont, Colorado)

This Agreement of Purchase and Sale (“Agreement”) is made as of the 9th day of August, 2006 (“Effective Date”) between Circle Capital Longmont LLC, a Delaware limited liability company (“Seller”), and Array BioPharma Inc., a Delaware corporation (“Purchaser”).

Seller’s predecessor in interest and Purchaser entered into a written lease agreement, dated February 28, 2000, as amended by Addendum to Lease Agreement #1 dated May 24, 2001, Addendum to Lease Agreement #2, dated February 11, 2002, Addendum to Lease Agreement dated November 30, 2004, Addendum #4 to Lease Agreement dated August 1, 2005 (“Addendum #4 to 2620 Lease”), Addendum #5 to Lease Agreement dated as of November 30, 2005, Addendum #6 to Lease Agreement dated December 22, 2005, Addendum #7 to Lease Agreement dated February 28, 2006, and Addendum #8 to Lease Agreement dated as of March 1, 2006 (collectively, the “2620 Lease”), pertaining to an approximately 43,200 square foot building located at 2620 Trade Centre Avenue, Longmont, Colorado (“2620 Building”).

Seller’s predecessor in interest and Purchaser entered into a written lease agreement, dated February 11, 2002, as amended by Addendum #1 to Lease Agreement dated November 30, 2004, and Addendum to Lease Agreement #2, dated August 4, 2005 (collectively, the “2600 Lease”), pertaining to an approximately 28,800 square foot building located at 2600 Trade Centre Avenue, Longmont, Colorado (“2600 Building”).

The 2620 Lease and the 2600 Lease shall be collectively referred to hereinafter as the “Leases”.

The 2620 Building and the 2600 Building shall be collectively referred to hereinafter as the “Buildings”.

Under Addendum #4 to 2620 Lease, Purchaser was granted an option, under certain terms, to purchase the Buildings (the “Purchase Option”).

Purchaser has notified Seller of its desire to purchase the Buildings from Seller.  Subject to the terms and conditions of this Agreement, Seller will sell to Purchaser, and Purchaser will purchase from Seller, the Property (as defined below), including the Buildings.

ARTICLE 1.                             PROPERTY/PURCHASE PRICE

1.1.                              Property.  Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):

(a)                                  The “Real Property,” being the land described in Exhibit A attached hereto, the Building, all improvements and fixtures (other than fixtures owned by Purchaser pursuant to the Leases) located thereon (the “Improvements”); all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anyway appertaining to such real property; and all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property; and

(b)                               The “Intangible Property,” being all, right, title and interest of Seller, if any, in and to all intangible personal property now or hereafter used exclusively in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property (to the extent assignable); the plans and specifications for the Improvements (to the extent assignable); warranties, indemnities, applications, permits, approvals and licenses (to the extent applicable in any way to the above referenced Real Property and assignable).

1.2.                              Purchase Price.  The total purchase price to be paid to Seller by Purchaser for the Property shall be Six Million Seven Hundred Eighty-Six Thousand Dollars ($6,786,000)(the “Purchase Price”).  The Purchase Price, as adjusted for prorations, deposits and other adjustments as provided herein, shall be paid to Escrow Agent by wire transfer of immediately available funds or in cash.

1.3.                              Title Company and Escrow Agent.  The “Escrow Agent” and “Title Company” is:  LandAmerica Commercial Services, 750 B. Street, Suite 3000, San Diego California 92101, Attn:  Katherine I. Leicht (Tel#: (619) 230-6346; Fax#: (619) 233-0369).

1.4.                              Closing Date.  The “Closing Date” shall mean 12:00 noon (MDT) on August 9, 2006.

ARTICLE 2.                             INSPECTION

2.1.                              Access.  Upon reasonable prior notice to Seller, Purchaser and its agents, employees, consultants, lenders and representatives shall have reasonable access to the Property and all books and records for the Property that are located at the property manager’s offices located at:  1375 Ken Pratt Boulevard, Suite C, Longmont, CO 80501 (“Manager’s Office”), for the purpose of conducting surveys, appraisals, architectural, engineering, structural, mechanical, geotechnical and environmental inspections and tests, and any other inspections, studies, or tests reasonably required by Purchaser; provided, however, Purchaser may not conduct any invasive testing without Seller’s prior consent (which consent shall be at Seller’s sole discretion).  If any inspection or test disturbs the Property in a material respect, Purchaser will restore the Property to its condition before any such inspection or test.  During the pendency of this Agreement, Purchaser and its agents, employees, consultants, lenders and representatives shall have a continuing right of reasonable access to the Property and the Manager’s Office, with reasonable prior notice, for the purpose of examining and making copies of all books and records and other materials relating to the Property.  In the course of its investigations, Purchaser may make reasonable inquiries to third parties, including, without limitation, representatives, contractors, property managers and municipal, local and other government officials and representatives in accordance with the terms of this Agreement, and Seller consents to such inquiries.  Purchaser hereby indemnifies, protects, defends (with counsel reasonably acceptable to Seller) and holds Seller and the Property free and harmless from and against any and all costs, losses, liabilities, damages, lawsuits, judgments, actions, proceedings, penalties, demands, attorneys’ fees, mechanic’s liens, or expenses of any kind or nature whatsoever (“Claims”), to the extent caused by any entry and/or activities upon the Property by Purchaser, Purchaser’s agents, contractors and/or subcontractors; provided, however, Purchaser shall not indemnify Seller against any Claims caused by Seller’s gross negligence or willful misconduct.

2.2                               Service Contracts; Property Management and Leasing Agreements; Property Employees.  Seller shall terminate at Closing, and Purchaser shall not assume, any property management or third party leasing agreements affecting the Property.  Seller and Purchaser hereby agree and acknowledge that Seller currently has contracts with the following service providers at the Property:  (i) SureLockPlus (Fire Alarm Monitoring); (ii) MaiCon (Parking Lot Lighting); (iii) Window King (Window washing); (iv) Longmont Sweeping (Parking lot sweeping); and (v) CoCal Landscape (Grounds Maintenance) (collectively, the “Service Contracts”).  Seller shall amend or terminate the Service Contracts such that the Service contracts do not affect the Property on August 31, 2006.  Until such time as the Service Contracts are appropriately amended or terminated, Seller shall arrange to have the service providers maintain the Property in accordance with the terms of the Service Contracts and, upon request of Purchaser, enforce the Service Contracts for the benefit of Purchaser with respect to the Property.  Seller shall have no liability for any acts or omission of the service providers under the Service Contracts.  Seller hereby acknowledges that Purchaser paid for its proportionate share of the amounts due under the Service Contracts through August 31, 2006, along with Purchaser’s August rent payments under the Leases. All amounts paid by Purchaser to Seller under the Leases and allocated to the Service Contracts shall be final and shall not be pro-rated at Closing.  The provisions of this Paragraph 2.2 shall survive Closing.

ARTICLE 3.                             TITLE AND SURVEY REVIEW

3.1.                              Delivery of Preliminary Title Report and Survey.  Seller shall cause to be delivered to Purchaser on or prior to the date that is five (5) days after the Effective Date, any existing survey of the Property in Seller’s possession or control (the “Survey”).  Purchaser may update the Survey, at Purchaser’s sole discretion.  Purchaser has obtained a commitment to insure title to the Property (the “Title Commitment”) issued by the Title Company together with copies of the items listed on Scheduled B-2 (the “Exception Documents”).  The Title Commitment, Exception Documents, and the Survey are referred to herein collectively as the “Title Documents.”

3.2.                              Title Review and Cure.  Prior to the Closing Date, Purchaser shall review title to the Property as disclosed by the Title Documents.

3.3.                              Permitted Exceptions.  “Permitted Exceptions” means the following exceptions approved or deemed approved by Purchaser pursuant to this Agreement:  (i) real property taxes and assessments for the calendar year of the Closing (as defined below) and subsequent years; (ii) any taxes, assessments, fees or charges by reason of the inclusion of the Property in any statutory district of record; (iii) covenants, as amended and supplemented, of record; (iv) utility, landscape and drainage easements of record; (v) any covenants contained in the applicable subdivision plat; (vi) applicable zoning and building code laws and regulations; (vii) liens and encumbrances created by, through or under Purchaser; (viii) all matters disclosed by the Survey or would be disclosed by an update thereto; and (ix) the Leases, unless otherwise terminated pursuant to the terms contained herein.

ARTICLE 4.                             OPERATIONS

4.1.                              Ongoing Operations.  During the pendency of this Agreement:

(a)                                Preservation of Business.  Seller shall cause the Property to be operated in a manner consistent with the terms and conditions of the Leases.

(b)                               Maintenance of Insurance.  Seller shall continue to carry its existing insurance as required by the Leases through the Closing Date.

(c)                                New Contracts.  Without Purchaser’s prior written consent in each instance, Seller will not enter into or amend, terminate, waive any default under, or grant concessions regarding any contract or agreement that will be an obligation affecting the Property or binding on Purchaser after the Closing.

(d)                               Leasing Arrangements.  Seller will not enter into any new lease or other occupancy agreement affecting the Improvements without Purchaser’s prior written consent in each instance.

(e)                                Maintenance of Permits.  Seller shall maintain in existence all licenses, permits and approvals, if any, in accordance with past business practices.

ARTICLE 5.                             CONDITIONS PRECEDENT

5.1.                              Conditions to Seller’s Obligation to Close.  In addition to all other conditions set forth herein, the obligation of Seller to consummate the transactions contemplated hereunder shall be contingent upon the following:

(a)                                Representations.  Purchaser’s representations and warranties contained herein shall be true and correct as of the date of this Agreement and the Closing Date;

(b)                               Performance.  As of the Closing Date, Purchaser shall have performed its obligations hereunder and all deliveries to be made by Purchaser at Closing have been tendered;

(c)                                Other Condition.  Any other condition set forth in this Agreement to Seller’s obligation to close shall have been satisfied by the applicable date; and

(d)                               Leases.  There shall have been no material Events of Default by Purchaser under the Leases, which have not been remedied by Purchaser as of the Closing Date.

5.2.                              Conditions to Purchaser’s Obligation to Close.  In addition to all other conditions set forth herein, the obligation of Purchaser to consummate the transactions contemplated hereunder shall be contingent upon the following:

(a)                                Representations.  Seller’s representations and warranties contained herein shall be true and correct as of the date of this Agreement and the Closing Date;

(b)                               Deliveries.  All deliveries to be made by Seller at Closing have been tendered;

(c)                                Bankruptcy.  No proceeding has been commenced against Seller under the federal Bankruptcy Code or any state law for relief of debtors; and

(d)                               Title.  At Closing, the Title Company shall irrevocably commit to issue to Purchaser an ALTA Owner’s Policy of title insurance, dated as of the date and time of the recording of the Deed (as defined below), vesting title in Purchaser, in the amount of the Purchase Price (the “Title Policy”).

5.3                               Termination of Leases/Expansion Option.  Effective as of Closing, the Leases, including any “Expansion Option” thereunder (as defined in Addendum #4 of the 2620 Lease), shall terminate and the parties shall execute a termination of the Leases in a form reasonably acceptable to Seller and Purchaser.  Purchaser and Seller agree that neither party shall have any obligation under, or take any further action with respect to, the Expansion Option from the Effective Date of this Agreement until the Closing Date and that all applicable time periods for giving notice under Section 10 of Addendum #4 of the 2620 Lease shall be tolled from the Effective Date until the Closing Date.

ARTICLE 6.                             DEFAULT AND REMEDIES

6.1.                              Purchaser’s Defaults; Seller’s Remedies.  In the event of a material breach by Purchaser of its obligations under this Agreement, Seller shall have the right of specific performance and additional actual damages.

6.2.                              Seller’s Defaults; Purchaser’s Remedies.  In the event of a material breach by Seller of its obligations under this Agreement, Purchaser shall have the right of specific performance and additional actual damages.

ARTICLE 7.                             CLOSING

7.1.                              Closing and Escrow.  The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent.  Closing shall occur through an escrow with the Escrow Agent.  Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller.  Upon satisfaction or completion of all closing conditions and deliveries, Escrow Agent shall record and deliver the Deed (as defined below) and deliver the closing document s to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.  Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.  The parties understand that the Closing shall occur in

Longmont, Colorado and that all necessary deliveries to escrow must be completed by 11:00 A.M. on the Closing Date.

7.2.                              Seller’s Deliveries in Escrow.  On or before 11:00 A.M. on the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

(a)                                Deed.  That certain special warranty deed (“Deed”) in the form attached as Exhibit C hereto sufficient to vest title in Purchaser, subject only to the Permitted Exceptions;

(b)                               Bill of Sale.  A Bill of Sale (“Bill of Sale”) executed and acknowledged by Seller in the form attached as Exhibit D hereto;

(c)                                State Law Disclosures.  Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(d)                               FIRPTA.  A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

(e)                                Authority.  Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller required by and reasonably satisfactory to the Title Company;

(f)                                  Owner’s Affidavit.  An Owner’s Affidavit, if required, in the form attached as Exhibit E hereto; and

(g)                               Other Deliveries.  Any other Closing deliveries required to be made by or on behalf of Seller hereunder or reasonably required by the Title Company to effect the Closing of this transaction consistent with this Agreement.

7.3.                              Purchaser’s Deliveries in Escrow.  On or before 9:00 a.m. on the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:

(a)                                Purchase Price.  The Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account;

(b)                               Bill of Sale.  Counterpart of the Bill of Sale, executed by Purchaser;

(c)                                State Law Disclosures.  Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property; and

(d)                               Other Deliveries.  Any other Closing deliveries required to be made by or on behalf of Purchaser hereunder or reasonably required to effect the Closing of this transaction consistent with this Agreement.

7.4.                              Closing Statements/Closing Costs.

(a)                                Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent.

(b)                               Seller and Purchaser shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance.

(c)                                Seller shall pay the fees of any counsel representing Seller in connection with this transaction.  Seller shall also pay the following costs and expenses:

(i)                                   one-half of the closing and escrow fees, if any, which may be charged by the Escrow Agent or the Title Company;

(ii)                                  one-half of the owner’s title insurance premium for the Title Policy, excluding any endorsements Purchaser wishes to purchase from Title Company;

(iii)                               one-half of the cost of an updated Survey;

(iv)                              one-half of all of the recording fees; and

(v)                               a brokerage commission due to CRESA Partners in an amount equal to Eighty-One Thousand Four Hundred Thirty-Two Dollars ($81,432)(“Broker’s Commission”), which represents 3% of the applicable purchase price of the 2600 Building.  The parties, including CRESA Partners, acknowledge and represent that CRESA Partners is acting as Purchaser’s broker in this transaction and Seller owes only the Broker’s Commission as set forth above, and no other amount are due and owing to CRESA Partners by Seller or its predecessors under the Leases or as a result of the transaction under this Agreement.  Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder, other than CRESA Partners, in connection with this transaction.  Other than the payment provided to CRESA Partners as provided in this Section 7.4(c)(v), each shall indemnify and hold harmless the other party from and against any claim for broker’s or finder’s fees or commissions arising under such party in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby.

(d)                               Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction.  Purchaser shall also pay the following costs and expenses:

(i)                                   one-half of the closing and escrow fees, if any, which may be charged by the Escrow Agent or the Title Company; and

(ii)                                  one-half of the owner’s title insurance premium for the Title Policy and all fees charged for any endorsements the Purchaser wishes to purchase from the Title Company;

(iii)                               one-half of the cost of an updated Survey; and

(iv)                              one-half of the recording fees.

7.5.                              Possession.  At the time of Closing, Seller shall deliver to Purchaser possession of the Property, subject only to the Permitted Exceptions.

ARTICLE 8.                             PRORATIONS AND ADJUSTMENTS

8.1.                              Prorations.  The items in Subsections (a) through (c) of this Section 8.1 shall be prorated between Seller and Purchaser, based on the actual number of days in the applicable period, as of the close of the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Purchaser:

(a)                                Income.  Seller shall have a right to receive the base rent under the Leases, together with all amounts of additional rent attributable to the period prior to the Closing Date.  Purchaser shall receive a credit for any base rent or additional rent, under the Leases collected by Seller before Closing that applies to any period after Closing Date.

(b)                               Taxes.  Purchaser shall be solely responsible for all property taxes due at Closing and thereafter.

(c)                                Other Expenses.  Seller or Purchaser, as the case may be, shall receive a credit for all other charges, including, without limitation, insurance, maintenance and other operating costs and expenses, paid and applicable to Purchaser’s period of ownership or payable and applicable to Seller’s period of ownership, respectively.

(d)                               Tenant Improvements and Leasing Commissions.  At Closing, Purchaser will pay Seller, in addition to the Purchase Price, an additional amount equal to the unamortized component of any tenant improvements or lease commission costs incurred by Seller for leasing the Property to Purchaser.  Seller and Purchaser acknowledge and agree that, provided that the Closing occurs on August 9, 2006, the amount owed to Seller under this Section 8.1(d) shall be Two Hundred Thirteen Thousand Seven Hundred Seventy-Three and 20/100 Dollars ($213,773.20).

(e)                                Broker’s Credit to Purchaser.  At Closing, Purchaser shall receive a credit in an amount equal to One Hundred Twenty-Two Thousand One Hundred Forty-Eight Dollars ($122,148), which represents 3% of the applicable purchase price of the 2620 Building.  This credit representing the co-operative broker’s commission that Seller would have otherwise paid to Purchaser’s broker in connection with the 2620 Building.  In accordance with § 7.4(c)(v) Purchaser represents that Seller is not obligated to pay any such broker’s commissions.

ARTICLE 9.                             REPRESENTATIONS AND WARRANTIES

9.1.                              Seller’s Representations and Warranties.  As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

(a)                                Organization and Authority.  Seller has been duly organized, is validly existing, and is in good standing as a Delaware limited liability company.  Seller is in good standing and is qualified to do business in the state in which the Real Property is located.  Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby.  This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligations of Seller, enforceable in accordance with their terms.

9.2.                              Purchaser’s Representations and Warranties.  As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

(a)                                Organization and Authority.  Purchaser has been duly organized and is validly existing as a Delaware corporation, in good standing and will be qualified to do business in the state in which the Real Property is located on the Closing Date.  Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby.  This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

(b)                               Conflicts and Pending Action.  There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement.  There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

(c)                                “As-Is” Purchase.  Except for the warranties of title set forth in the Deed, the sale of the Property to Purchaser shall be on an “AS IS” basis, it being understood that Purchaser will have had an opportunity to investigate the Property and all matters relevant to its acquisition, development, usage, operation or marketability, including (without limitation) environmental assessments of the Property, at Purchaser’s sole expense, including but not limited to, the collection and analysis of soils, surface water and groundwater samples.  At Closing, Purchaser, as purchaser for itself and on behalf of its officers, directors, shareholders, employees, heirs, successors, assigns, parents, subsidiaries, affiliates and agents representatives (hereinafter referred to as “Releasing Parties”) unconditionally releases Seller, its officers, directors, shareholders, employees, heirs successors, assigns, parents, subsidiaries, affiliates, agents and representatives from and against any and all liability to the Releasing Parties, both known and unknown, past, present and future, for any damages, costs, expenses or other liability to the Releasing Parties arising out of any violation of environmental requirements, environmental laws or governmental regulations, or the presence of regulated substances, hazardous materials or hazardous substances on, under, about or migrating to or from the Property, whether occurring before, during or after Purchaser’s acquisition of the Property (the “Condition of the Property”).  This release shall survive the Closing and remain in effect indefinitely.  Purchaser, as purchaser, shall indemnify, defend with counsel reasonably acceptable to Seller and hold Seller harmless from any and all claims of any kind or nature (including, without limitation, diminution in value), demands, liabilities, liens, losses, damages, costs and expenses (including, without limitation, fines, forfeitures, attorneys’ fees, disbursements and court and/or administrative costs) asserted against Seller or the Property arising out of or resulting from the Condition of the Property.

ARTICLE 10.                                                                      MISCELLANEOUS

10.1.                        Parties Bound.  Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Purchaser may assign this Agreement without Seller’s consent, upon prior notice to Seller given prior to Closing, to BioMed Realty, L.P. (“BioMed”) or an Affiliate of BioMed (including without limitation BioMed Realty Trust, Inc. or BMR-Trade Centre Avenue LLC).  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.  For the purposes of this paragraph, the term “Affiliate” means (i) an entity that directly or indirectly controls, is controlled by or is under common control with BioMed, or (ii) a partnership or other entity in which BioMed or an entity described in (i) is a partner or other owner; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.  Notwithstanding the foregoing, Purchaser shall not be released from its obligations hereunder upon an assignment to BioMed, an Affiliate of BioMed, or any other approved assignment.

10.2.                        Headings.  The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

10.3.                        Expenses.  Except as otherwise expressly provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

10.4.                        Invalidity and Waiver.  If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.5.                        Governing Law.  This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

10.6.                        Survival.  The provisions of this Agreement and the obligations of the parties not fully performed at the Closing shall survive the Closing for one year and shall not be deemed to be merged into or waived by the instruments of Closing.  Any claim for performance of an obligation after Closing shall be barred and shall lapse unless a claim is made in writing, with a description of the claim made, on or before six months from the Closing Date.

10.7.                        No Third Party Beneficiary.  This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

10.8.                        Entirety and Amendments.  This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property.  This Agreement may be amended or supplemented only in writing by a non-electronic instrument executed by the party against whom enforcement is sought.  For the avoidance of doubt, copies of signed instruments that are electronically transmitted constitute a writing for this purpose.

10.9.                        Time of the Essence.  Time is of the essence in the performance of this Agreement.

10.10.                  Time.  All times, whenever specified herein, shall be local time in Longmont, Colorado.

10.11.                  Confidentiality.  Subject to Section 10.12, Seller and Buyer agrees to keep all negotiations and the terms of this Agreement confidential, and shall not disclose such terms to any person, without the prior written approval of the other party.

10.12.                  Press Release.  Until the Closing. neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party except those disclosures that are required by law, including the Securities Act of 1933 (in which case notice shall be timely provided to the other party of such requirement and disclosure).  The foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements, or from making disclosures in the ordinary course of its due diligence inspections and contacts with third parties related thereto.  Notwithstanding the foregoing, any party to this transaction (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws.  The authorization in the preceding sentence is not intended to permit disclosure of any other information unrelated to the tax treatment and tax structure of the transaction including (without limitation) (i) any portion of the transaction documents or related materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the existence or status of any negotiations unrelated to the tax issues, or (iii) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

Notwithstanding the foregoing, in no event shall Purchaser or its employees, agents successors or assigns disclose the identity of and any information related to any of the members or investors in Seller, either before or after the Closing.

10.13.                  Attorneys’ Fees.  Should either party employ attorneys to enforce any of the provisions hereof, the non-prevailing party agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys’ fees, expended or incurred by the prevailing party in connection therewith, whether incurred prior to, during or subsequent to any bankruptcy, receivership, reorganization, appellate, or other legal proceeding.

10.14.                  Notices.  All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Exhibit B.  Any such notices shall be either (i) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (ii) sent by facsimile on a business day, in which case notice shall be deemed delivered upon transmission of such notice with confirmed receipt by the sender’s machine, or (iii) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery.  A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.  Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.  The attorney for a party has the authority to send notices on behalf of such party.

10.15.                  Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.16.                  Remedies Cumulative.  Except as expressly provided to the contrary in this Agreement, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

10.17.                  Calculation of Time Periods.  Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday.  The last day of any period of time described herein and the time during any day by which an event must occur shall be deemed to end at 5 p.m.

10.18.                  Public Company Requirements.  Upon Purchaser’s request, for a period of two (2) years after Closing, Seller shall make any books and records of the Property remaining in possession of Seller available to Purchaser for inspection, copying and audit by Purchaser’s designated accountants, and at Purchaser’s expense (exclusive of records pertaining to the entity owning the Property, appraisals and other documents Seller deems confidential).  Seller shall make available to Purchaser, but without third-party expense to or warranty by Seller, such factual information in connection with this Agreement and/or the Property as may be reasonably requested by Purchaser, and in the possession or control of Seller, to enable Purchaser to comply with applicable filing requirements of the Securities and Exchange Commission.  Purchaser or its designated independent or other accountants may audit the operating statements of the Property, and Seller shall supply such documentation in its possession or control as Purchaser or its accountants may reasonably request in order to complete such audit.

10.19.                  Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement.  To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

10.20.                  Further Assurances.  In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by either party at Closing, each party agrees to perform, execute and deliver, on or after the Closing any further actions, documents, and will obtain such consents, as may be reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

10.21.                  Approval.  To the extent any approval or consent shall be required in this Agreement such approval or consent shall not be unreasonably withheld, unless the terms of and conditions of such approval or consent are to the sole discretion of such party.

10.22.                  Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the Effective Date.

SELLER:

CIRCLE CAPITAL LONGMONT LLC, a Delaware limited liability company

By:	Longmont Senior Mezzanine Owner LLC, a Delaware limited liability company, its Sole Member and Manager

	By:	Longmont Junior Mezzanine Owner LLC, a Delaware limited liability company, its Sole Member and Manager

		By:	Circle Longmont Limited Partnership, a Delaware limited partnership, its Sole Member and Manager

			By:	Circle Capital Longmont GP LLC, a Colorado limited liability company, its General Partner

By:
Name:
Title:

PURCHASER:

ARRAY BIOPHARMA INC., a Delaware corporation

By:				/s/ Mike Carruthers
Name:	Mike Carruthers
Title:

Acknowledged and agreed as to Section 8.1(f)

CRESA Partners

By: , its

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

LOTS 1 AND 2, ST. VRAIN CENTRE PARCEL F – MINOR SUBDIVISION “C”, ACCORDING TO THE PLAT THEREOF RECORDED AUGUST 21, 1997 UNDER RECEPTION NO. 1724602, COUNTY OF BOULDER, STATE OF COLORADO.

EXHIBIT B

NOTICE ADDRESSES

To Seller at:		To Purchaser at:

Circle Capital Longmont, LLC		Array BioPharma Inc.
Attn:	Terrance W. Fitzpatrick and	Attn: General Counsel
Ted Hinchman		3200 Walnut Street
4600 S. Ulster, Suite 590		Boulder, CO 80301
Denver, CO 80237		Telephone:	(303) 381-6679
Telephone:	(303)565-2736	Facsimile:	(303) 449-5376
Facsimile:	(303)565-2745

with a copy to:		with a copy to:

Lawrence J. Donovan, Jr., Esq.		Hogan & Hartson LLP
Isaacson Rosenbaum P.C.		Attn: Patrick K. Perrin, Esq.
633 17th Street, Suite 2300		1470 Walnut Street, #200
Denver, CO 80202		Boulder, CO 80302
Telephone:	(303) 292-5656	Telephone:	(720)406-5330
Facsimile:	(303) 292-3152	Facsimile:	(720)406-5301

and a copy to:

BioMed Realty, L.P.
Attn: General Counsel
17140 Bernardo Center Drive, Suite 222
San Diego, CA 92128
		Telephone:	(858) 485-9840
		Facsimile:	(858) 485-9843

with a copy to:

Latham & Watkins
Finance Department Notice
BioMed (2600-2620 Trade Centre Ave– SJL)
600 West Broadway, Suite 1800
San Diego, CA 92101
		Telephone:	619-236-1234
		Facsimile:	619-696-7419

EXHIBIT C

SPECIAL WARRANTY DEED

                                , a                                 , (“Grantor”), whose street address is                                 , for the consideration of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, in hand paid, hereby sells and conveys to                                 , a                                  (“Grantee”), whose address is                                                                 , the real property located in the County of                                 , State of Colorado, that is legally described on Exhibit A attached hereto, with all its appurtenances (the “Owned Property”).

Grantor warrants title to the Owned Property against all persons claiming under Grantor, subject only to the matters set forth on Exhibit B attached hereto.

Signed this            day of                            , 20    .

“GRANTOR”

, a

By:

Name:

Title:

STATE OF COLORADO                         )

                                                                   ) ss:

COUNTY OF                                            )

The foregoing instrument was acknowledged before me this            day of                  , 20    , by            , as                      of                                      , a                           , as Grantor.

Witness my hand and official seal.

My commission expires:

Notary Public

EXHIBIT A
TO
SPECIAL WARRANTY DEED

LEGAL DESCRIPTION

Grantor:

Grantee:

EXHIBIT B
TO
SPECIAL WARRANTY DEED

PERMITTED EXCEPTIONS

EXHIBIT D

BILL OF SALE

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                                                                                                                                                 , a                                                                                                  (the “Seller”), hereby conveys to                                                 , a                                                                                                  (the “Purchaser”), all of Seller’s right, title and interest in and to those certain items of personal property described on Exhibit A attached hereto and made a part hereof (the “Personal Property”) relating to certain real property known as                                                                                                 ,                                                  ,                                                 .

Seller has not made and does not make any express or implied warranty or representation of any kind whatsoever with respect to the Personal Property, including, but not limited to: title; merchantability of the Personal Property or its fitness for any particular purpose; the design or condition of the Personal Property; the quality or capacity of the Personal Property; workmanship or compliance of the Personal Property with the requirements of any law, rule, specification or contract pertaining thereto; patent infringement or latent defects.  Purchaser accepts the Personal Property on an “AS IS, WHERE IS” basis, and “WITH ALL FAULTS.”

IN WITNESS WHEREOF, Seller has caused this instrument to be executed and delivered as of the                      day of                                ,                 .

,
a

By:	,
a	, its

EXHIBIT E

OWNER’S AFFIDAVIT

The undersigned, being first duly sworn on oath, hereby deposes and says that to its current actual knowledge:

1.             That affiant is the                                             of                                             (“Owner”), which is the owner of certain real property located in                                            , further described in Title Commitment No.                                             (the “Property”).

2.             That during the period of one hundred eighty (180) days immediately preceding the date of this affidavit no work has been done, and no materials have been furnished in connection with the erection, repair, or removal of any building or other structure on said premises or in connection with the improvement of said premises at Owner’s request in any manner whatsoever that have not been paid for or for which Owner shall pay following closing.

3.             During the period of Owner’s ownership of the Property, Owner’s title to the Property has never been successfully disputed, and title insurance for the Property has never been refused.

4.             Owner is validly formed and existing under the laws of the state of its organization and is in good standing in the state of its organization and the state in which the Property is located.  No proceeding is pending for Owner’s dissolution.

5.             There are no pending suits, lis pendens, judgments, bankruptcies, executions, liens for past due taxes, assessments, encumbrances, easements, deeds to secure debt, deeds of trust, mortgages, security interests, UCC financing statements, other liens securing money obligations of any kind, that are not shown by the public records and that could affect the title to the Property or constitute a lien thereon.

6.             That the premises referred to above are at present in use as                                             and that only Owner and                                            actually possesses or have the right to possess the Property.

7.             That there are no easements or claims of easements not shown by the public records and there are no encroachments, overlaps, boundary line disputes or other matters except as shown on the current survey.

8.             That there are no taxes, tax liens, assessments or utility bills which have become a lien against the premises and remain unpaid except as shown by the public records.

9.             That undersigned’s United States Taxpayer Identification Number is                                             and my United States address is                                            .

10.           That undersigned is not a “foreign person” as the term is defined in Section 1445 of the Internal Revenue Code.

DATED as of this           day of                                    , 2006.

AFFIANT:

By:

STATE OF COLORADO                      )

                                                                )  ss:

COUNTY OF                                         )

The foregoing instrument was acknowledged before me this              day of                    , 20    , by                    , as                     of                    , a                    , as Grantor.

Witness my hand and official seal.

My commission expires:

Notary Public